Exhibit 10.1

April 27, 2017

Mr. Demos Parneros
122 Fifth Avenue
New York, NY 10011

Dear Mr. Parneros:

Reference is made to that certain letter agreement by and between you and Barnes & Noble, Inc. (the “Company”), dated as of November 17, 2016 (the “Letter Agreement”).  Capitalized terms contained herein but not defined shall have the meanings ascribed to them in the Letter Agreement.

The purpose of this letter (this “Amendment”) is to confirm the parties’ desire and intent to amend the Letter Agreement effective as of April 27, 2017.  Accordingly, we are pleased to agree as follows:

1.            The first sentence of the Letter Agreement is replaced in its entirety with the following:

“This letter agreement (the “Agreement”) is intended to set forth our mutual understanding regarding your employment as Chief Executive Officer of Barnes & Noble, Inc. (the “Company”).”

2.            Section 1 of the Letter Agreement is replaced in its entirety with the following:

“1.   Duties.   You agree to be Chief Executive Officer of the Company for the remaining term of this Agreement.  In this capacity, you shall perform such duties and have such responsibilities as are typically associated with the office of Chief Executive Officer, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the “Board”) consistent with the office of Chief Executive Officer.  You shall report to the Board.  While you are the Company’s employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder; provided, however, that you may continue to serve on the boards of KeyCorp and Modell’s Sporting Goods on which you serve as of the date of this Agreement and may serve on the boards of such other entities as the Board may approve following the date of this Agreement.  You shall serve as a member of the Board, and the Company shall nominate you at the expiration of each term of office as a member of the Board during the term of this Agreement.  Subject to Section 2(b), you shall serve as a member of the Board for each period for which you are so elected or appointed without any additional compensation.”

3.            Section 2 of the Letter Agreement shall be replaced in its entirety with the following:

“2.   Term.  (a) The initial term of this Agreement shall be for a period beginning on November 21, 2016 (the “Effective Date”) and ending on April 27, 2020 (the “Initial Renewal Date”) or, if earlier, the termination of your employment in accordance with the provisions set forth below. On the Initial Renewal Date and each anniversary of the Initial Renewal Date thereafter (each such anniversary, a “Renewal Date”), the term of this Agreement shall automatically extend for an additional period of one year, unless your employment has earlier terminated or either party hereto has given the other party written notice of non-renewal at least 90 days prior to the immediately succeeding Renewal Date.  The period commencing on the Effective Date and ending on the Initial Renewal Date shall be the “Initial Term” and each one-year period commencing on the Initial Renewal Date shall be a “Renewal Term”.  In the event that either party has given written notice of non-renewal, and your employment with the Company continues after the expiration of the

Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and either party may terminate such employment with or without notice and for any reason or no reason.”

4.            Section 3.1 of the Letter Agreement shall be replaced in its entirety with the following:

“3.1   Annual Base Salary.  Beginning in fiscal year 2018 and during the remaining portion of the Initial Term and any Renewal Term, the Company shall pay you, for all services you perform hereunder, an annual base salary of U.S. $1,200,000, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).”  For the avoidance of doubt, your Annual Base Salary for the remainder of fiscal year 2017 is $900,000.  The amount you receive as annual base salary is pro‑rated based on the number of days you were employed by the Company in fiscal year 2017.”

5.            Section 3.2 of the Letter Agreement shall be replaced in its entirety with the following:

“3.2   Bonus Compensation.  Beginning with fiscal year 2018 and during the remaining portion of the Initial Term and any Renewal Term, the Company shall make you eligible for annual bonus compensation, as determined by the Compensation Committee, with an annual target amount of not less than 150% of your Annual Base Salary and an annual  maximum amount of not more than 200% of your Annual Base Salary, which shall be paid in accordance with and subject to the terms and conditions of such incentive or compensation plan or arrangement specified by the Compensation Committee.  With respect to fiscal year 2017, you will receive a one-time guaranteed annual bonus in the amount of U.S. $450,000, which shall be paid in accordance with and subject to the terms and conditions of such incentive or compensation plan or arrangement specified by the Compensation Committee.”

6.            The second sentence of Section 3.5 of the Letter Agreement shall be replaced in its entirety with the following:

“During each subsequent fiscal year and at the same time as other executive officers of the Company, you shall be granted Company equity awards or equity-based awards with an aggregate grant date value equal to 300% of your Annual Base Salary.”

7.            The first sentence of Section 3.7 of the Letter Agreement shall be replaced in its entirety with the following:

“During the Initial Term and any Renewal Term, the Company shall obtain in your name (a) a life insurance policy providing for a death benefit of U.S. $2,500,000 payable to any beneficiary or beneficiaries named by you and (b) a disability insurance policy providing for monthly payments to you of U.S. $12,800, during the period of any disability until the earlier of your attaining age 65 or death; provided that the term “disability” in any such disability insurance policy shall be defined in a manner consistent with the definition in Section 2(c)(ii).”

8.            Section 3.9 of the Letter Agreement shall be replaced in its entirety with the following:

“3.9   Severance.  (a) In the event that, during the Initial Term or any Renewal Term, (1) your employment is terminated by the Company without Cause or as a result of the Company electing by written notice not to renew the term of this Agreement or (2) you voluntarily terminate your employment for Good Reason, then (i) the Company shall pay you (a) an amount equal to two times the sum of (A) your then Annual Base Salary, (B) the average of the annual bonuses actually paid or payable to you with respect to the three completed fiscal years (beginning on May 1, 2016) preceding the date of your termination of employment (or such lesser number of completed fiscal years beginning on May 1, 2016 and ending on the date of your termination of employment) and (C) the aggregate annual dollar amount of the payments made or to be made to you or on your behalf for purposes of providing you with the benefits set forth in Sections 3.3, 3.6 and 3.7 above and (b) any bonus (as described in Section 3.2) for any fiscal year which has ended prior to the fiscal year in which the termination of your employment occurs that has been earned, but not yet paid as of the termination of your employment (such sum, the “Cash Severance Amount”) and (ii) any outstanding unvested equity awards or equity-based awards that vest solely based on your continued employment will vest as though you remained employed through any period you are required to be employed in order for the awards to be fully vested and, less, in each case, all applicable withholding and other applicable taxes and deductions (the “Equity Vesting”); provided that (x) you execute and deliver to the Company, and do not revoke, a release of all claims against the Company substantially in the form attached hereto as Exhibit A (“Release”) and (y) you have not materially breached as of the date of such termination any provisions of this Agreement.  The Company’s obligation to pay the Cash Severance Amount and provide the Equity Vesting shall be cancelled upon the occurrence of any material breach of any provisions of this Agreement. In the event such payment has already been made or vesting has occurred, you shall promptly repay to the Company such cash payment and the value as of the vesting date of equity awards and equity-based awards that so vested, as applicable.  The Cash Severance Amount shall be paid in cash in a single lump sum and the Equity Vesting shall be provided, in each case, on the later of (1) the first day of the month following the month in which such termination occurs and (2) the date the Revocation Period (as defined in the Release) has expired. Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Company within 60 days of such termination of employment (or if such Release is revoked in accordance with its terms), the Cash Severance Amount shall not be paid and the Equity Vesting shall not be provided.  Upon the termination of your employment hereunder for Cause or by your voluntary termination of your employment hereunder without Good Reason (or your termination of your employment as a result of your electing by written notice not to renew the term of this Agreement), you shall be entitled only to the payment of (1) such installments of your Annual Base Salary that have been earned through the date of such expiration and/or termination and (2) any bonus (as described in Section 3.2) for any fiscal year which has ended prior to the fiscal year in which the termination of your employment occurs that has been earned but not yet paid as of the termination of your employment.  Upon the termination of your employment hereunder by your death or Disability, you shall be entitled only to the payment of (1) such installments of your Annual Base Salary that have been earned through the date of such expiration and/or termination, (2) any bonus (as described in Section 3.2) for any fiscal year which has ended prior to the fiscal year in which your termination of employment occurs that has been earned but not yet paid as of the termination of your employment and (3) as determined in the sole discretion of the Company and unless any applicable award agreement provides for more favorable terms, any outstanding unvested equity awards or equity-based awards shall vest on a pro-rata basis based on your last day of employment relative to the vesting period of the applicable award, and with respect to any performance-based awards subject to the determination of the applicable performance metrics.”

9.            The first three sentences of Section 3.10(a) of the Letter Agreement shall be replaced in their entirety with the following:

“If at any time during the Initial Term and any Renewal Term (1) there is a Change of Control (as defined below) and (2) your employment is terminated by the Company by non-renewal of this Agreement or without Cause or you voluntarily terminate your employment for Good Reason, in either case, within two years following the Change of Control, then (i) the Company shall pay you (a) an amount equal to three times the sum of (A) your then Annual Base Salary, (B) the average of the annual bonuses actually paid or payable to you with respect to the three completed fiscal years (beginning on May 1, 2016) preceding the date of your termination of employment (or such lesser number of completed fiscal years beginning on May 1, 2016 and ending on the date of your termination of employment) and (C) the aggregate annual dollar amount of the payments made or to be made to you or on your behalf for purposes of providing you with the benefits set forth in Sections 3.3, 3.6 and 3.7 above and (b) any bonus (as described in Section 3.2) for any fiscal year which has ended prior to the fiscal year in which your termination of employment occurs that has been earned but not yet paid as of the termination of your employment (such sum, the “CIC Cash Severance Amount”) and (ii) the Company will provide for the Equity Vesting less, in each case, all applicable withholding and other applicable taxes and deductions.  The CIC Cash Severance Amount shall be paid to you in cash in a single lump sum within 30 days after the date your termination of employment and the Equity Vesting shall be provided immediately upon the termination of your employment.”

10.            The first sentence of Section 4.1 of the Letter Agreement shall be replaced in its entirety with the following:

“As consideration for the Company’s agreements hereunder (including the Company making you eligible for severance pursuant to Sections 3.9 and 3.10), you agree that during the Initial Term and any Renewal Term and for a period of two years after the termination for any reason of your employment, you shall not, directly or indirectly, (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is, or who at any time in the twelve-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, to any Competing Business (as defined below); provided, however, that you may provide services to a Competing Business (other than Amazon.com, Inc. and its subsidiaries and affiliates and their respective successors (collectively, “Amazon”)) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that you do not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area.”

11.            Other Provisions of the Letter Agreement Unaffected.  All terms and conditions contained in the Letter Agreement, other than as amended by this Amendment, will remain in full force and effect and shall be unaffected by this Amendment.

    This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this Amendment.

Very truly yours,

BARNES & NOBLE, INC.

By:	/s/ Leonard Riggio
Name: Leonard Riggio
Title: Executive Chairman

Date: April 25, 2017

Accepted and Agreed to:

DEMOS PARNEROS

By:	/s/ Demos Parneros
Name: Demos Parneros

Date:	April 26, 2017